Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to use in this Post-Effective Amendment No. 1 to Registration Statement on Form S-8, No. 333-76140 of Piedmont Natural Gas Company, Inc. (the “Company”) of our reports dated June 13, 2008, relating to our audits of Piedmont Natural Gas Company, Inc. Payroll Investment Plan and Piedmont Natural Gas Company, Inc. Salary Investment Plan, appearing in the Annual Report on Form 11-K for the year ended December 31, 2007, which is incorporated by reference into such Registration Statement.
/s/ MCGLADREY & PULLEN, LLP
Charlotte, NC
December 18, 2008